UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2008

UNDER ARMOUR, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 454-6428

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2008, Under Armour, Inc. (the “Company” or “Under Armour”) issued a press release announcing the election of Anthony W. Deering, age 63, as a Director of the Company effective August 6, 2008. A copy of Under Armour’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Board of Directors appointed Mr. Deering as a member of the Audit Committee and Compensation Committee.

Pursuant to the Under Armour, Inc. 2006 Non-Employee Director Compensation Plan (“Director Compensation Plan”), Mr. Deering will receive an award of restricted stock units valued at $100,000 on the grant date and vesting in three equal annual installments, with a grant date of the first day of the month next following the date he commences Board service, or September 1, 2008. Pursuant to the Director Compensation Plan, non-employee directors receive an annual restricted stock unit award and an annual stock option award each May following the annual meeting of stockholders. The Board of Directors approved prorated annual awards to Mr. Deering, with the restricted stock unit award valued at $18,750 on the grant date (prorated from $25,000) and the stock option award covering a number of shares equal in value to $56,250 on the grant date (prorated from $75,000). The grant date for these annual awards is August 6, 2008. For a full description of the Company’s director compensation program, see the “Compensation of Directors” section of the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1: Under Armour, Inc. press release dated August 7, 2008 announcing the election of Anthony W. Deering as a Director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: August 7, 2008	By:	/s/ WAYNE A. MARINO
Wayne A. Marino
Chief Operating Officer